LIGGETT
& WEBB P.A.
CERTIFIED PUBLIC ACCOUNTANTS

432 Park Avenue South, 10th Floor
New York, NY 10016 / (212) 481-3490

1901 South Congress Avenue, Suite 110
Boynton Beach, FL 33426 / (561) 752-1721

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2018, except for Note 5 to which the date is April 12, 2019 on the 2017 consolidated financial statements included in the Annual Report of Bright Mountain Media, Inc. on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statement of Bright Mountain Media, Inc. on Form S-8 (File No. 333-204882).

Liggett & Webb, P.A.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.
Certified Public Accountants
Boynton Beach, Florida
April 12, 2019